SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

MCI, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	58-1521612

(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

22001 Loudoun County Parkway
Ashburn, Virginia	20147

(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class	If this form relates to the registration of a class
of securities pursuant to Section 12(b) of the	of securities pursuant to Section 12(g) of the
Exchange Act and is effective upon filing	Exchange Act and is effective upon filing
pursuant to General Instruction A.(c), please	pursuant to General Instruction A.(d), please
check the following box. [ ]	check the following box. [x]

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.01 per share
(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered

General

                       On July 21, 2002 (the “Commencement Date”) WorldCom, Inc., now known as MCI, Inc. (the “Company”) and substantially all of its direct and indirect domestic subsidiaries (the “Initial Filers”) filed voluntary petitions for relief in the United States Bankruptcy Court of the Southern District of New York (the “Bankruptcy Court”) under Chapter 11 of the United States Bankruptcy Code, Case No. 02-13533 (AJG). On November 8, 2002, the Company filed additional bankruptcy petitions for 43 of its subsidiaries (collectively with the Initial Filers, the “Debtors”), most of which were effectively inactive and none of which had significant debt. On October 31, 2003, the Bankruptcy Court entered an order confirming the Debtors’ Modified Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated October 21, 2003 (the “Plan of Reorganization”). On April 20, 2004, the effective date of the Plan of Reorganization (the “Effective Date”), the Debtors emerged from the proceedings under chapter 11 of the Bankruptcy Code.

                        On the Effective Date, among other things, pursuant to the Plan of Reorganization, all equity interests in WorldCom, Inc. were cancelled. On the Effective Date, pursuant to the Plan of Reorganization, the Company’s certificate of merger filed with the Delaware Secretary of State, which merged WorldCom, Inc. into its wholly-owned subsidiary MCI, Inc., a Delaware corporation, with MCI, Inc. being the surviving corporation, became effective. As of the Effective Date, the authorized capital stock of the Company is 3,000,000,000 shares of common, par value $0.01 per share (the “New Common Stock”). No preferred stock is authorized. On the Effective Date or shortly thereafter, the Company will issue approximately 326,000,000 shares of New Common Stock pursuant to the Plan of Reorganization. This Registration Statement on Form 8-A pertains to the New Common Stock.

                       The following description of the capital stock of the Company and certain provisions of the Company’s Certificate of Incorporation and By-Laws is a summary and is qualified in its entirety by the Certificate of Incorporation and the By-Laws that have been filed as Exhibits 3.6 and 3.7, respectively, to the Current Report on Form 10-K filed on April 20, 2004.

New Common Stock

                       Holders of New Common Stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders, except that any action to effect a stock split or reverse stock split of the New Common Stock within one year after the Effective Date will require the approval of the holders of at least 95% of the outstanding shares of New Common Stock. Holders of New Common Stock are entitled to receive ratably such dividends as may be declared by the Company’s board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of New Common Stock have the right to a ratable portion of assets remaining after payment of liabilities.

                       The Company’s New Common Stock has no preemptive or conversion rights or the benefit of any sinking fund and is not subject to redemption or to liability for any further calls by the Company. The Certificate of Incorporation imposes no limitations on the transferability of the New Common Stock.

                       The Certificate of Incorporation requires all members of the board of directors, other than the Chief Executive Officer, to be independent.

                       For information about the Company’s Shareholders’ Rights Plan and the rights granted thereunder, see the Company’s Form 8-A filed on April 20, 2004.

The Delaware General Corporation Law

                       The Company is subject to Section 203 of the Delaware General Corporation Law, which regulates certain corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

  the board of directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

  upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, such stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  the business combination is approved by a majority of the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Item 2. Exhibits

Exhibit
No.	Description

2.1	Debtors’ Modified Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated October 21, 2003 (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K dated November 18, 2003).

2.2	Third Supplement to Disclosure Statement for Debtors’ Joint Plan of Reorganization, dated September 12, 2003 (incorporated by reference to Exhibit 99 to the Registrant’s Current Report on Form 8-K dated September 22, 2003).

Exhibit
No.	Description

2.3	Bankruptcy Court Order, dated October 21, 2003, confirming the Debtors’ Modified Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (incorporated by reference to Exhibit 2.2 to the Registrant’s Current Report on Form 8-K filed on November 18, 2003).

3.1	Certificate of Incorporation of the Registrant.

3.2	By-Laws of the Registrant.

4.1	Form of Common Stock Certificate.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: April 20, 2004

MCI, INC.

By:	/s/ Anastasia D. Kelly

Anastasia D. Kelly
Executive Vice President and General
Counsel

EXHIBIT INDEX

Exhibit
No.	Description

2.1	Debtors’ Modified Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated October 21, 2003 (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K dated November 18, 2003).

2.2	Third Supplement to Disclosure Statement for Debtors’ Joint Plan of Reorganization, dated September 12, 2003 (incorporated by reference to Exhibit 99 to the Registrant’s Current Report on Form 8-K dated September 22, 2003).

2.3	Bankruptcy Court Order, dated October 21, 2003, confirming the Debtors’ Modified Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (incorporated by reference to Exhibit 2.2 to the Registrant’s Current Report on Form 8-K filed on November 18, 2003).

3.1	Certificate of Incorporation of the Registrant.

3.2	By-Laws of the Registrant.

4.1	Form of Common Stock Certificate.